Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

File No. 333-182447

 PROSPECTUS SUPPLEMENT NO. 1

DATED November 12, 2012

(To Prospectus Dated August 15, 2012)

Q HOLDINGS, INC.

15,978,447 Shares of Common Stock

$1.00 per Share

This Prospectus Supplement No. 1, dated November 12, 2012 (“Supplement No. 1”), filed by Q Holdings, Inc. (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated August 15, 2012 (as amended and supplemented from time to time, the “Prospectus”). This Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the resale of up to 15,978,447 shares of our Common Stock by the Selling Stockholders named in the Prospectus.

The information attached to this Supplement No. 1 modifies and supersedes, in part, the information contained in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Supplement No. 1.

This Supplement No. 1 includes the attached Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, as filed by the Company with the Securities and Exchange Commission on November 12, 2012.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ORIGINAL PROSECTUS.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 is November 12, 2012